EXHIBIT 5.1

FARELLA BRAUN & MARTEL LLP

ATTORNEYS AT LAW

RUSS BUILDING, 30TH FLOOR
235 MONTGOMERY STREET
SAN FRANCISCO, CA 94104

TELEPHONE: (415) 954-4400
FACSIMILE: (415) 954-4480

WINE COUNTRY OFFICE
TELEPHONE: (707) 967-4000

DIRECT: (415) 954-4419


June 8, 1999

The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, CA 94558

         Re:      Registration Statement on Form S-8 - 1997 Stock Option Plan

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by The Chalone Wine Group, Ltd. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 1,000,000 shares of the Company's Common Stock (the "Shares"), issuable under the Company's 1997 Stock Option Plan (the "Plan"). In connection with this opinion, we have examined the Registration Statement, your Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Farella Braun & Martel LLP
                                                  Farella Braun & Martel LLP

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